AMENDMENT NO.  2
TO
CHINA ARCHITECTURAL ENGINEERING, INC.

2009 OMNIBUS INCENTIVE PLAN

The following constitutes Amendment No. 2 to the 2009 Omnibus Incentive Plan (the “Plan”) of China Architectural Engineering, Inc. (the “Company”).  This amendment increases the total number of authorized shares of Common Stock reserved and available for issuance under the Plan from 2,000,000 shares by 2,000,000 shares so that the Plan authorizes a total of 4,000,000 shares.

Pursuant to the resolutions of the board of directors dated October 21, 2010 and approval from the stockholders of the Company at the Annual Meeting of Stockholder held on December 7, 2010, Article IV Section 4.01 of the Plan shall be deleted in its entirety and replaced with the following:

“4.01 Number of Shares Issuable.  The total number of shares initially authorized to be issued under the Plan shall be 4,000,000 shares of Common Stock.  The foregoing share limit shall be subject to adjustment in accordance with Section 11.07.  The shares to be offered under the Plan shall be authorized and unissued Common Stock, or issued Common Stock that shall have been reacquired by the Company.”

IN WITNESS WHEREOF, pursuant to the due authorization and adoption of this amendment to the Plan by the board of directors and stockholders on the day and year set forth below, the Company has caused this amendment to the Plan to be duly executed by its duly authorized officer.

Dated:  December 7, 2010

CHINA ARCHITECTURAL ENGINEERING, INC., a Delaware corporation

By:	/s/ Wing Lun (Alan) Leung
Name: Wing Lun (Alan) Leung
Title: Chief Executive Officer